Exhibit 99.5

CANTEL MEDICAL CORP.
150 Clove Road
Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL ELECTS TO DISTRIBUTE ITS
MEDIVATORS SYSTEMS ON A DIRECT BASIS IN
THE UNITED STATES

LITTLE FALLS, New Jersey — May 19, 2006 … Effective August 2, 2006, Minntech Corporation, a wholly owned subsidiary of Cantel Medical Corp. (NYSE: CMN), will sell its industry leading Medivators brand endoscope reprocessing equipment, high-level disinfectants and consumables through its own U.S. sales force. Minntech and Cantel have determined that it is in their best long-term interests to control and further develop their own U.S. distribution and, as such, not renew the exclusive Medivators U.S. distribution agreement with Olympus America Inc. upon the expiration of its term on August 1, 2006.

With over 20 years of design and manufacturing expertise, the Medivators’ brand reflects the broadest and most complete line of endoscope reprocessing and disinfecting systems, high-level disinfectants, and related consumables. These comprehensive offerings encompass Automated Endoscope Reprocessors (ranging in size from tabletop units for individual physicians to large hospital asynchronous equipment), Rapicide™ high-level disinfectant and sterilant, Adaspor® cold chemical sterilant sold outside the U.S., and a range of accessories, filtration equipment, and other consumables. By the close of 2005, there were more than 5,700 Medivators endoscope reprocessors in use worldwide, of which one quarter have been installed outside the United States.

Since the 1996 signing of the Olympus agreement, Medivators has employed and cultivated its own U.S. Clinical Sales Support, Technical and Customer Service Teams, Depot Maintenance and Service, as well as providing all Logistics and Distribution Services for the Medivators/Olympus customer base. This existing and fully developed infrastructure will continue to be a critical factor in Medivators’ new sales and service strategy. Outside of the United States, the Medivators group has direct sales, marketing, and service capabilities in the United Kingdom and Holland, and sells through strong, independent distribution partners in the rest of Europe, Asia, Australia, and Latin America. With specific regards to the Canadian market, as disclosed on May 17, 2006,

Minntech will be entering into a distribution agreement with a newly formed, independent distribution company owned by two executive officers of our Carsen Group subsidiary who will be leaving the Company on July 31, 2006.

During the seven-year period following the expiration of the term of the distribution agreement with Olympus on August 1, 2006, Olympus will have the option to provide certain ongoing support functions to its existing customer base of Medivators products, subject to the terms and conditions of the agreement. In addition, Olympus may continue to purchase from Minntech for resale in connection with such support functions, Medivators accessories, consumables, and replacement and repair parts, as well as Rapicide® disinfectant.

Mr. Roy K. Malkin, President and Chief Executive Officer of Minntech stated, “We are very excited about building our direct sales and service organization and having the flexibility to control our own destiny and growth in the U.S.   The Medivators brand name is well known and well respected globally, and we will continue to lead through product innovation and superb customer support. This is the right time and the right strategy to rapidly build our product and service offering, as well as forge new inroads into the hospital, clinic, and physician settings.”  Mr. Malkin added, “Our nearly ten year efforts of co-branding endoscope reprocessors with Olympus have proven quite successful, and we sincerely appreciate all of their endeavors to establish the Medivators produced reprocessing systems as the market leader. We shall work closely with Olympus to ensure a seamless transition of sales and service responsibilities, and will continue our strong support of their efforts throughout the post-agreement period.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, endoscopy and surgical products, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. The Company also sells scientific instrumentation products, provides technical maintenance for its products and offers compliance training services for the transport of infectious and biological specimens. For further information, visit the Cantel web site at www.cantelmedical.com, the Minntech website at www.minntech.com, and the Medivators website at www.minntech.com/medivators/.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.